                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             Marten Transport, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

        ------------------------------------------------------------------------

                   [LOGO]

Dear Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Marten Transport, Ltd. The meeting will be held on Tuesday, May 12, 1998, at 4:00 p.m. local time, at the Roger Marten Community Center, 120 S. Franklin Street, Mondovi, Wisconsin.

    We suggest that you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

    We hope you will attend the Annual Meeting. Whether or not you attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Randolph L. Marten

                                          Randolph L. Marten
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                            AND CHIEF OPERATING OFFICER

April 2, 1998

                             MARTEN TRANSPORT, LTD.
                               129 MARTEN STREET
                            MONDOVI, WISCONSIN 54755

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1998

                            ------------------------

TO THE STOCKHOLDERS OF MARTEN TRANSPORT, LTD.:

    The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on Tuesday, May 12, 1998, at 4:00 p.m. local time, at the Roger Marten Community Center, 120 S. Franklin Street, Mondovi, Wisconsin, for the following purposes:

    1.To elect five directors to serve for the next year or until their successors are elected and qualified.

    2.To consider and vote on a proposal to confirm the selection of Arthur
      Andersen LLP as our independent auditors for 1998.

    3.To transact other business if properly brought before the Annual Meeting or any adjournment thereof.

    Only stockholders of record as shown on the books of the Company at the close of business on March 20, 1998 will be entitled to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Mark A. Kimball

                                          Mark A. Kimball
                                          SECRETARY

April 2, 1998

                             MARTEN TRANSPORT, LTD.
                               129 MARTEN STREET
                            MONDOVI, WISCONSIN 54755

                             ---------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1998

                            ------------------------

                                  INTRODUCTION

    The Annual Meeting of Stockholders of Marten Transport, Ltd. (the "Company") will be held on May 12, 1998, at 4:00 p.m. local time, at the Roger Marten Community Center, 120 S. Franklin Street, Mondovi, Wisconsin. See the Notice of Meeting for the purposes of the meeting.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock, par value $.01 per share (the "Common Stock"). Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone, telegraph or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy material to the beneficial owners of our Common Stock.

    Any proxy given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy. Any shareholder giving a proxy may revoke it at any time before its use at the Annual Meeting by giving written notice of revocation to our Secretary. The revocation notice may be given before the Annual Meeting, or a shareholder may appear at the Annual Meeting and give written notice of revocation before use of the proxy.

    We expect to mail this Proxy Statement, the Proxy and Notice of Meeting to stockholders on April 2, 1998.

                                VOTING OF SHARES

    Only holders of Common Stock of record at the close of business on March 20, 1998 will be entitled to vote at the Annual Meeting. On March 20, 1998, we had 4,477,645 shares of Common Stock outstanding. For each share of Common Stock that you own of record at the close of business on March 20, 1998, you are entitled to one vote on each matter voted on at the Annual Meeting. Holders of shares of Common Stock lack cumulative voting rights.

    Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock (2,238,823 shares) is required for a quorum to conduct business. In general, shares of Common Stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter. Cards reflecting broker non-votes are those returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter, because voting instructions have not been received and the broker has no discretionary authority to vote.

    The five director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors. Therefore, votes withheld from the election of director nominees will be excluded entirely from the vote and will have no effect. Each of the other proposals described in this Proxy Statement requires the approval of a majority of the shares voting in person or by proxy on that proposal. Shares voted as abstaining on any of these proposals will be treated as votes against the particular proposal. Shares represented by a proxy card including any broker non-vote on a matter will not be counted in determining whether that matter has been approved.

    Shares of Common Stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders but lacking any voting instructions will be voted in favor of the election of the director nominees. Such proxies will also be voted in favor of the other proposals described in this Proxy Statement. The proxies named on the proxy cards will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

                             ELECTION OF DIRECTORS
                                   PROPOSAL 1

NOMINATION

    Our Bylaws provide that the Board shall have at least one member, or a different number of members as may be determined by the Board of Directors or the shareholders. The Board of Directors has determined that there will be five directors elected at the Annual Meeting.

    The Board of Directors nominates the five persons listed below. If elected, the individuals will serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors. All of the nominees were elected at last year's Annual Meeting of Stockholders.

    The Board recommends a vote FOR the election of each of the nominees listed below. The five nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast will be elected as directors. If, before the Annual Meeting, the Board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee selected by the Board. The proxies may also, at the Board's discretion, be voted for the remaining nominees. The Board believes that all nominees will be able to serve at the time of the Annual Meeting. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

INFORMATION ABOUT NOMINEES

    The following information has been furnished to the Company by the respective nominees for director.

    NAMES OF NOMINEES       AGE                  PRINCIPAL OCCUPATION                   DIRECTOR SINCE
-------------------------   ---   --------------------------------------------------   ----------------
Randolph L. Marten          45    Chairman of the Board, President and Chief                  1980
                                  Operating Officer of Marten Transport, Ltd.
Darrell D. Rubel            53    Executive Vice President, Chief Financial Officer,          1983
                                  Treasurer and Assistant Secretary of Marten
                                  Transport, Ltd.
Larry B. Hagness            48    President, Durand Builders Service, Inc., Durand,           1991
                                  Wisconsin
Thomas J. Winkel            55    Management Consultant                                       1994
Jerry M. Bauer              46    President, Bauer Built, Incorporated, Durand,               1997
                                  Wisconsin

OTHER INFORMATION ABOUT NOMINEES

    RANDOLPH L. MARTEN has been a full-time employee since 1974. Mr. Marten has been a Director since October 1980, our President and Chief Operating Officer since June 1986 and our Chairman of the Board since August 1993. Mr. Marten served as a Vice President from October 1980 to June 1986.

    DARRELL D. RUBEL has been a Director since February 1983, our Chief Financial Officer since January 1986, our Treasurer since June 1986, our Executive Vice President since May 1993 and our Assistant Secretary since 1987. Mr. Rubel also served as our Secretary from June 1986 until August 1987 and as a Vice President from January 1986 until May 1993.

    LARRY B. HAGNESS has been a Director since July 1991. Mr. Hagness has been the President of Durand Builders Service, Inc., a retail lumber/home center outlet and general contractor, since 1978. Mr. Hagness has been the President of Main Street Graphics, a commercial printing company, since 1985.

    THOMAS J. WINKEL has been a Director since April 1994. Since January 1994, Mr. Winkel has been a management and financial consultant and private investor. He also serves as interim President, Chief Executive Officer and Chief Financial Officer of Advanced Bionics, Inc., a new medical device company. From 1990 to 1994, Mr. Winkel was the majority owner, Chairman of the Board, Chief Executive Officer and President of Road Rescue, Inc., a manufacturer of emergency response vehicles. From 1966 to 1990, Mr. Winkel served in various professional capacities with Arthur Andersen & Co., the last six years as Managing Partner of its St. Paul office. Mr. Winkel is also a director of Featherlite Mfg. Inc.

    JERRY M. BAUER was elected as a Director by the Board of Directors on January 30, 1997 to fill a vacancy on the Board of Directors. Mr. Bauer has been the President of Bauer Built, Incorporated since 1976. Bauer Built is a distributor of new and retreaded tires and related products and services throughout the Midwest, and a distributor of petroleum products in West Central Wisconsin. Mr. Bauer has also served on the Board of Directors of Security National Bank, Durand, Wisconsin, since 1992.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

    Our Board of Directors held six meetings during 1997. All of the directors attended 75% or more of the meetings of the Board of Directors during 1997.

    The Board of Directors has formed an Audit Committee and a Compensation Committee, both of which currently consist of our outside Board Members, who are Mr. Hagness, Mr. Winkel and Mr. Bauer. The Board of Directors has not formed a Nominating Committee.

    The Audit Committee provides assistance to the Board to satisfy its fiduciary responsibilities for our accounting, auditing, operating and reporting practices. The committee recommends engagement of our independent public accountants, reviews and approves services performed by such accountants, including the results of the annual audit, reviews and evaluates the adequacy of our system of internal controls and internal audit procedures, and performs other related duties delegated to it by the Board. During 1997, the Audit Committee met three times.

    The Compensation Committee reviews general programs of compensation and benefits for all of our employees. The committee makes recommendations to the Board about matters such as compensation for our officers, directors and key employees. The committee also serves as the disinterested administrator of our 1986 Incentive Stock Option Plan, our 1986 Non-Statutory Stock Option Plan and our 1995 Stock Incentive Plan. During 1997, the Compensation Committee met four times.

DIRECTOR COMPENSATION

    We do not pay fees to directors who are our full-time employees, nor do we reimburse them for out-of-pocket expenses of attending Board or committee meetings. We generally pay directors who are not our full-time employees a fee of $500 for each Board or committee meeting attended, and reimburse them for out-of-pocket expenses of attending meetings. In 1997, Larry B. Hagness and Thomas J. Winkel each received $7,000 and Jerry M. Bauer received $6,000 in cash compensation for serving on the Board. No other director received any cash compensation for services as a director in 1997.

    Once elected to the Board, each non-employee director receives an option to purchase 15,000 shares of Common Stock under our 1995 Stock Incentive Plan. These options become exercisable in equal installments of one-third of the total shares under the option on the first three anniversaries of the grant date, as long as the director remains a Board Member. In addition, starting in 1998, each non-employee director will receive an automatic grant of a non-qualified stock option to purchase 3,750 shares of Common Stock upon re-election to the Board by the shareholders. We issue these options at an exercise price equal to the fair market value of one share of Common Stock on the grant date. These options expire ten years from the grant date.

         PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

    The following table gives information on the beneficial ownership of our Common Stock as of February 2, 1998, unless otherwise indicated. The information is given by (a) each stockholder who we know to beneficially own more than 5% of our outstanding Common Stock, (b) each director, (c) each executive officer and
(d) all our directors and executive officers as a group.

                                                     SHARES OF COMMON STOCK
                                                     BENEFICIALLY OWNED(1)
                                            ----------------------------------------
             NAME AND ADDRESS                                           PERCENT OF
           OF BENEFICIAL OWNER                       AMOUNT                CLASS
------------------------------------------  -------------------------  -------------
Estate of Roger R. Marten                      1,320,000(2)(3)               29.5%
  715 South Barstow Street
  Eau Claire, WI 54702

Randolph L. Marten                             1,327,575(3)(4)               29.4%
  129 Marten Street
  Mondovi, WI 54755

FMR Corp.                                        444,000(5)                   9.9%
  82 Devonshire Street
  Boston, MA 02109

Heartland Advisors, Inc.                         415,425(6)                   9.3%
  790 North Milwaukee Street
  Milwaukee, WI 53202

Darrell D. Rubel                                  45,000(7)                  *

Robert G. Smith                                   27,750(8)                  *

Timothy P. Nash                                   18,000(9)                  *

Franklin J. Foster                                18,000(10)                 *

Thomas J. Winkel                                  15,750(11)                 *

Larry B. Hagness                                  15,000                     *

Jerry M. Bauer                                     5,000(12)                 *

All Directors and Executive Officers           2,792,075(2)(3)(4)(13)        60.3%
  as a Group (9 persons)

------------------------

   * Less than 1% of the outstanding shares

 (1) Unless otherwise noted, all of the shares are held by individuals having sole voting and investment power for the shares shown. Shares not outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days, are treated as outstanding only when calculating the amount and percent owned by such person or group.

 (2) Includes (a) 880,000 shares placed into the Marten Voting Trust (the "Trust") by Roger R. Marten under the terms of a Voting Trust Agreement dated February 14, 1983, as amended (the "Voting Trust Agreement") and (b) 440,000 shares, also held in the Trust, issued under the three-for-two split of our Common Stock, effective December 1997 (the "1997 Stock Split"). The Voting Trust

     Agreement appointed Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro as Trustees of the Trust. The Trustees vote all of the shares under the Trust. The Trustees may vote on (a) an increase in our authorized stock, (b) the sale, lease or exchange of all or substantially all of our assets, (c) any consolidation or merger of Marten Transport, Ltd. with or into another corporation and (d) our dissolution, only with the consent of each beneficial owner of the shares to be voted. Other actions taken under the Marten Voting Trust require an affirmative vote of a majority of the Trustees. The Voting Trust Agreement expires on December 31, 2012, unless terminated earlier by the Trustees or the beneficial owners of the Common Stock held in the Trust. Effective May 4, 1993, Randolph L. Marten, as subscriber, and Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro, as trustees, entered into an Agreement Regarding Voting Trust Agreement. This agreement becomes effective if the Voting Trust Agreement terminates. This agreement covers all shares owned by Randolph L. Marten on May 4, 1993, and any shares he later acquires. This agreement has the same provisions about the voting of shares as the Voting Trust Agreement and also expires on December 31, 2012.

 (3) Roger R. Marten and Randolph L. Marten (both as "Individual Stockholders" and as "Voting Trustees"), Marten Transport, Ltd., and Darrell D. Rubel (as a "Voting Trustee") entered into a Stock Restriction Agreement dated September 19, 1986. Under this agreement, each of the Individual Stockholders agreed to dispose of any shares of Common Stock or interest under the Voting Trust Agreement (the "Shares") only with the written consent of the other Individual Stockholder. If either Individual Stockholder wishes to dispose of any of his Shares, he must give the other Individual Stockholder and then Marten Transport, Ltd. a right of first refusal to purchase the Shares. The Shares would be purchased at the lower of the price offered or a price calculated under the Stock Restriction Agreement. Upon the bankruptcy of an Individual Stockholder or any levy against any of the Shares, the Individual Stockholder must also give this right of first refusal to the other Individual Stockholder and Marten Transport, Ltd.

 (4) Includes (a) 855,050 shares placed into the Trust, which is described in Note (2) above, by Randolph L. Marten, (b) 427,525 shares, also held in the Trust, issued under the 1997 Stock Split and (c) 45,000 shares that Mr. Marten may acquire under outstanding options.

 (5) On February 10, 1998, FMR Corp. reported in a Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 1997, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., beneficially owned 296,000 shares. The shares were beneficially owned through the Fidelity Low-Priced Stock Fund (the "Fund"). The Board of Trustees of the Fund has sole voting power for all of the shares. The Fund, FMR Corp. (through its control of Fidelity) and Edward C. Johnson 3rd (Chairman of FMR Corp.) each has the sole power to dispose of the shares owned by the Fund. Mr. Johnson, and various Johnson family members and trusts for their benefit, may be considered, by their stock ownership and the execution of a shareholder's voting agreement, to form a controlling group of FMR Corp. Based on this filing, Fidelity beneficially owned 444,000 shares considering the 1997 Stock Split.

 (6) On February 2, 1998, Heartland Advisors, Inc. ("Heartland") reported in a
     Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 1997, it beneficially owned 276,950 shares. Heartland has sole voting power for 250,000 of the shares and sole power to dispose of all of the shares. According to their filing, the shares beneficially owned by Heartland are held in investment advisory accounts of Heartland. The interests of one investment advisory account, Heartland Value Fund, relates to more than 5% of the class. Heartland Value Fund is a series of Heartland Group, Inc., a registered investment company. Based on this filing, Heartland beneficially owned 415,425 shares considering the 1997 Stock Split.

 (7) Does not include (a) 1,735,000 shares placed into the Trust, of which Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro are Trustees or
     (b) 867,500 shares, also held in the Trust, issued under the 1997 Stock Split. See Notes (2) and (3) above. Includes 22,500 shares that Mr. Rubel may acquire under outstanding stock options.

 (8) Includes 27,750 shares that Mr. Smith may acquire under outstanding options.

 (9) Includes 18,000 shares that Mr. Nash may acquire under outstanding options.

 (10) Includes 18,000 shares that Mr. Foster may acquire under outstanding options.

 (11) Includes 15,000 shares that Mr. Winkel may acquire under outstanding options.

 (12) Includes 5,000 shares that Mr. Bauer may acquire under outstanding options.

 (13) Includes a total of 151,250 shares that directors and executive officers may acquire under outstanding options.

                        COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows cash and non-cash compensation for each of the last three years awarded to or earned by each of our executive officers.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                         ----------------------------------------------
                                                                        OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY         BONUS        COMPENSATION(1)    COMPENSATION(2)
---------------------------------  ----  -----------  --------------  -----------------  -----------------
Randolph L. Marten                 1997  $   220,000  $   101,200(3)     $    41,583        $       677
  Chairman, President and Chief    1996      220,000        --                16,078                742
  Operating Officer                1995      220,000        --                 9,268                677
Darrell D. Rubel                   1997      130,000        --                23,390            107,313
  Executive Vice President,        1996      130,000        --                16,078             78,299
  Chief Financial Officer and      1995      130,000        --                 9,268             51,719
  Treasurer
Timothy P. Nash                    1997      135,000       71,550(3)           1,875              1,194
  Vice President of Sales          1996      135,000        --               --                   1,194
                                   1995      135,000       13,500            --                   1,168
Robert G. Smith                    1997      105,000       55,650(3)         --                   1,050
  Vice President of Operations     1996      105,000        --               --                   1,050
                                   1995      105,000       10,500            --                   1,155
Franklin J. Foster                 1997      104,596       55,650(3)         --                   1,046
  Vice President of Finance        1996       90,000        --               --                     990
                                   1995       90,000        9,000(4)             380                727

------------------------

(1) All compensation in this column for Mr. Marten is the value of vacations paid for on behalf of Mr. Marten in 1997, 1996 and 1995, and personal travel expenses reimbursed in 1997. All compensation in this column for Mr. Rubel is the value of vacations paid for on behalf of Mr. Rubel in 1997, 1996 and 1995. All compensation in this column for Mr. Nash in 1997 and Mr. Foster in 1995 is personal travel expenses reimbursed.

(2) The compensation for Mr. Rubel is the amount added to a deferred compensation account in 1997, 1996 and 1995. See "Compensation and Other Benefits - Employment Agreement." All other compensation in this column is our contribution to our 401(k) plan in 1997, 1996 and 1995.

(3) Earned in 1997, but paid in 1998.

(4) Earned in 1995, but paid in 1996.

OPTION GRANTS AND EXERCISES IN 1997

    No options were granted to named executive officers in 1997. The following table gives information for 1997 regarding our executive officers' options to purchase shares of our Common Stock.

                  AGGREGATED OPTION/SAR EXERCISES IN 1997 AND
     DECEMBER 31, 1997 OPTION/SAR VALUES (REFLECTING THE 1997 STOCK SPLIT)

                                                           SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS/SARS     IN-THE-MONEY OPTIONS/SARS
                            SHARES                        AT DECEMBER 31, 1997 (1)      AT DECEMBER 31, 1997(2)
                          ACQUIRED ON                   ----------------------------  ----------------------------
         NAME              EXERCISE     VALUE REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  -------------  --------------  ------------  --------------  ------------  --------------
Randolph L. Marten            --        $     --             30,000         45,000     $   32,500     $   48,750
Darrell D. Rubel              --              --             15,000         22,500         16,250         24,375
Timothy P. Nash               --              --             12,000         18,000         13,000         19,500
Franklin J. Foster            15,000        154,000(3)       12,000         18,000         13,000         19,500
Robert G. Smith                8,250         52,625(4)       21,750         22,500         70,688         46,125

------------------------

(1) The exercise price may be paid in cash or, at the Compensation Committee's option, in shares of our Common Stock valued at fair market value on the exercise date.

(2) Based on the closing sale price on December 31, 1997 of $14.75.

(3) Based on exercise price of $4.50 and sales on October 8, 1997 of 7,500 shares at $14.67, 1,500 shares at $15.00 and 6,000 shares at $14.83.

(4) Based on exercise price of $8.83 and sales of 1,500 shares at $12.50 on September 18, 1997, 3,750 shares at $15.67 on October 16, 1997, and 3,000 shares at $16.00 on October 17, 1997.

EMPLOYMENT AGREEMENTS

    On May 1, 1993, we entered into a ten-year Employment Agreement with Darrell
D. Rubel to employ Mr. Rubel as our Executive Vice President, Chief Financial Officer and Treasurer. We entered into this Employment Agreement to retain the long-term services of Mr. Rubel. This agreement also gave us stability due to the failing health of Roger R. Marten, who was our Chief Executive Officer until his death in August 1993. Mr. Rubel is paid annual cash compensation of $180,000, with $130,000 currently paid in base salary and $50,000 added to a deferred compensation account for Mr. Rubel. The Board of Directors may increase but not decrease the base salary and the deferred compensation. The deferred compensation is added to a special account for Mr. Rubel in equal amounts of $25,000 on June 30 and December 31 of each year, as long as Mr. Rubel is a current employee. Beginning January 1, 1998 and for each following year, Mr. Rubel can direct a percentage of his compensation, less than or equal to 40%, to be added to the deferred account. The balance in the deferred account vests at an annual rate of 20% beginning on December 31, 1993. Mr. Rubel now has a fully vested interest in all amounts in the deferred account. If we terminate the agreement before it expires without "cause" and for other than the death or disability of Mr. Rubel, or Mr. Rubel terminates the agreement for "good reason," we must pay Mr. Rubel a lump sum amount. The amount is calculated as
(a) the present value of his current base salary for a five year period and (b) the balance of the deferred account plus an amount equal to five times the current annual amount that we would have added to the deferred account. The agreement prevents Mr. Rubel from competing with us for a one year period after his employment terminates. The agreement also requires Mr. Rubel to assign inventions to us and to keep our proprietary information confidential.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The functions of the Compensation Committee of the Board of Directors are to:

    -establish overall compensation policies that are consistent with our strategic objectives;

    -assess the performance of executive officers in developing and executing our strategic objectives;

    -ensure that executive compensation is appropriate in light of both individual and our Company's performance; and

    -make recommendations to the Board of Directors about the compensation of our executive officers and other key employees.

    The purposes of our executive compensation policy are to attract, motivate, retain and reward executive officers and other key personnel. The objective is for the personnel to consistently produce superior results over the long term to provide value to our shareholders. Our overall executive compensation program is designed to:

    -provide a "team" approach where officers and key employees with differing functional responsibilities work together to achieve our overall strategic objectives;

    -create a performance-based environment with variable compensation based upon achieving annual and long-term business results;

    -focus management on maximizing shareholder value through stock-based compensation aligned to shareholder returns;

    -provide compensation opportunities depending upon the Company's performance relative to its competitors and changes in the Company's performance over time; and

    -ensure that our compensation program is competitive in our industry.

    Consistent with these objectives, the Company's executive compensation program was substantially revised in 1994 around three basic elements:

    -Base salary compensation

    -Annual incentive compensation

    -Stock-based compensation

    In 1994 we reviewed and modified the base salary for all of the executive officers (other than Mr. Rubel, whose compensation was reviewed and established as part of a long-term employment agreement described above). We considered the following: (a) each executive's experience, level of responsibility and performance; (b) salaries for comparable positions with similar companies in the industry; and (c) internal comparability. The comparable companies selected included publicly traded long-haul truckload carriers. This review resulted in substantial increases in base salary for each of the executive officers from 1993 to 1994. Before this review, the committee believed that we were at the low end of executive compensation among comparable companies. The committee now believes that, particularly considering our revised performance-based bonus program, our executive compensation is near the median among comparable companies. The committee did take into account the performance of the comparable companies to establish our executive compensation program. The increase in base salary for Mr. Randolph L. Marten in 1994 reflects, in addition to the considerations above, superior performance in assuming the duties of chief executive officer following the death of Roger R. Marten in 1993. Base salaries have been maintained at 1994 levels for the years 1995 through 1997.

    We substantially changed our executive bonus program in 1994, and modified it again more modestly for 1996 and 1997. Bonus compensation was tied to: (a) specific performance objectives, including achieving specific operating margin, return on assets (formerly return on equity) and revenue growth objectives; (b) overall executive team performance; and (c) individual performance objectives. Under this program, executives may receive a bonus of up to 50% of base compensation if the performance objectives are achieved. Bonuses may exceed 50% if the performance objectives are exceeded. Each executive officer has the opportunity to earn an additional discretionary bonus of up to 10% of annual base compensation based on achieving certain individual performance objectives. The individual performance objectives are primarily measurable and tied to our strategic objectives. The executive bonus program is effective when we increase our pre-tax earnings by at least 10% from the prior year.

    The third element of our executive compensation program is stock-based compensation, which further aligns executive compensation with maximizing shareholder value. In the past, our executive officers have been granted, on the date of their initial election as an executive officer, an option to purchase 22,500 shares of Common Stock. The exercise price is the fair market value on the grant date. These options become exercisable for 20% of the shares under the option on each of the first five anniversary dates of the grant date. With the adoption of the 1995 Stock Incentive Plan, the committee intends to make greater use of stock options. This will give a more meaningful opportunity for stock ownership and greater incentive for our executives to manage from the perspective of a shareholder. The size of option grants to each executive officer will be discretionary, based on current levels of responsibility, performance, and perceived future potential.

    The committee believes that its approach to executive compensation will provide competitive base compensation, establish strong incentive to achieve our strategic objectives and align the executives' interests with those of the shareholders.

                                          Larry B. Hagness
                                          Thomas J. Winkel
                                          Jerry M. Bauer

                                          Members of the Compensation Committee

COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total stockholder return on our Common Stock with The Nasdaq Stock Market index and the SIC code 4213 (trucking, except local) line-of-business index for the last five years. Media General Financial Services prepared the line-of-business index. The graph assumes $100 is invested in our Common Stock, The Nasdaq Stock Market index and the line-of-business index on December 31, 1992, with reinvestment of dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG MARTEN TRANSPORT, LTD., THE
                  NASDAQ STOCK MARKET INDEX AND SIC CODE INDEX

         COMPANY              1992        1993       1994       1995       1996       1997
-------------------------     -----     ---------  ---------  ---------  ---------  ---------
Marten Transport, Ltd.            100      170.46     181.82     150.00     125.00     201.14
Industry Index                    100      113.27     108.90      92.32      87.21     126.02
Broad Market                      100      119.95     125.94     163.35     202.99     248.30

                              CERTAIN TRANSACTIONS

    We purchased an office and terminal facility in 1997 located in Ontario, California for $1.5 million from R&R Properties, a sole proprietorship owned by Randolph L. Marten. From 1985 through 1997, we leased this facility from R&R Properties. We made rental payments to R&R Properties totaling $126,000 in 1997.

    We maintain deposits in Chetek State Bank and Bank of Barron, which are subsidiaries of BCB Bancorp, Inc. ("BCB"). On February 1, 1994, BCB became a wholly owned subsidiary of Northwest Wisconsin Bancorp, Inc. ("NWB"), which is solely owned by Darrell D. Rubel. Prior to February 1, 1994, Darrell D. Rubel and the estate of Roger R. Marten each had owned 50% of the stock of BCB. Darrell D. Rubel is a director of BCB and NWB.

    Jerry M. Bauer is the President and a stockholder of Bauer Built, Incorporated ("BBI"), which supplies us with new and retreaded tires, related tire services, and petroleum products. Merchandise and services BBI supplies to us are billed either directly or through national account programs. The terms on which BBI supplies us and other companies with these products and services are substantially similar. Other than any benefit received from holding stock in BBI, Mr. Bauer receives no compensation or other benefits from our business with BBI.

    We believe that the above transactions are at rates and on terms which are not more favorable than could have been obtained from unaffiliated third parties.

                       SELECTION OF INDEPENDENT AUDITORS
                                   PROPOSAL 2

    The Board of Directors has approved the selection of Arthur Andersen LLP as independent auditors to examine our accounts for 1998, and to perform other appropriate accounting services. Arthur Andersen LLP has been our independent auditors since July 1986.

    Although not required to do so, the Board of Directors wishes to submit the selection of Arthur Andersen LLP to the shareholders for confirmation. The Board recommends a vote FOR the confirmation of Arthur Andersen LLP as independent auditors for 1998. Unless a different choice is given, proxies received by the Board will be voted FOR the confirmation of Arthur Andersen LLP. If the selection of Arthur Andersen LLP is not confirmed, the Board of Directors will reconsider its selection.

    We have requested and expect a representative of Arthur Andersen LLP to attend the Annual Meeting to make a statement and to answer any questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of our Common Stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file. To our knowledge, our directors, executive officers and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that Mr. Smith filed one Form 4, for one transaction, five days late.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Stockholder proposals intended to be presented in the proxy materials for the next Annual Meeting of Stockholders must be received by December 4, 1998.

                                 OTHER BUSINESS

    This Proxy Statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

                                 ANNUAL REPORT

    A copy of our 1997 Annual Report to Stockholders has been sent with this Notice of Annual Meeting and Proxy Statement. The Annual Report describes our financial condition as of December 31, 1997.

    A COPY OF OUR 1997 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) IS AVAILABLE TO ANY STOCKHOLDER AS OF MARCH 20, 1998, BY WRITING TO: MARTEN TRANSPORT, LTD., 129 MARTEN STREET, MONDOVI, WISCONSIN 54755, ATTENTION: DARRELL
D. RUBEL, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

                                          /s/ Randolph L. Marten

                                          Randolph L. Marten
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF OPERATING OFFICER

                                Marten Transport, Ltd.
                  This Proxy is solicited by the Board of Directors

     The undersigned hereby appoints RANDOLPH L. MARTEN and DARRELL D. RUBEL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Marten Transport, Ltd. held of record by the undersigned on March 20, 1998, at the Annual Meeting of Stockholders to be held on May 12, 1998, and at any adjournments thereof.







                         --FOLD AND DETACH HERE--

1. ELECTION OF DIRECTORS

       FOR                 AGAINST               (INSTRUCTION: To withhold authority to vote for any individual nominee,
   all nominees           all nominees           strike a line through the nominee's name.)
listed to the right    listed to the right
(except as marked                                RANDOLPH L. MARTEN          DARRELL D. RUBEL         LARRY B. HAGNESS
 to the contrary)                                THOMAS J. WINKEL            JERRY M. BAUER


2. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT       3. In their discretion, the Proxies are authorized
   AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.            to vote upon such other business as may properly
                                                                                   come before the meeting.
                 FOR     AGAINST      ABSTAIN

                                                                                   This proxy, when properly executed, will be
                                                                                   voted in the manner directed herein by the
                                                                                   undersigned shareholder. If no direction is
                                                                                   made, this proxy will be voted for Proposal 2
                                                                                   and for all nominees named in Proposal 1
                                                                                   above. Please sign exactly as name appears
                                                                                   below. When shares are held by joint tenants,
                                                                                   both should sign. When signing as attorney,
                                                                                   executor, administrator, trustee or guardian,
                                                                                   please give full title as such. If a
                                                                                   corporation, please sign in full corporate
                                                                                   name by President or other authorized officer.
                                                                                   If a partnership, please sign in partnership
                                                                                   name by authorized person.

                                                                                   Date:__________________________________, 1998
                                                                                    ____________________________________________
                                                                                                       Signature
                                                                                    ____________________________________________
                                                                                                 Signature if held jointly
                                                                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.\


                         --FOLD AND DETACH HERE--
